Exhibit 99.1

Baldwin CFO to Leave Company

SHELTON, Conn.--(BUSINESS WIRE)--February 16, 2011--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the print media industry, announced that the Company and John P. Jordan, its Vice President, Chief Financial Officer and Treasurer, have mutually agreed that, effective today, Mr. Jordan’s employment with the Company will terminate to allow Mr. Jordan to pursue other opportunities outside of Baldwin.

Company President and CEO Mark T. Becker said, “We appreciate the contributions that Mr. Jordan has made to the Company during his nearly four year term with us. We wish John well as he pursues other opportunities outside of Baldwin.” Mr. Becker noted that he will be acting CFO and that Baldwin expects to announce a successor to the CFO position in the near future.

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the printing, publishing and packaging industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of the printing process. Headquartered in Shelton, Connecticut, the Company has operations strategically located in the major print media markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying and curing systems and related consumables. For more information, visit http://www.baldwintech.com

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CONTACT:
Baldwin Technology Company, Inc.
Helen Oster, 203-402-1004
hposter@baldwintech.com